 Exhibit(p)(18)

M FUND, INC.

M FINANCIAL INVESTMENT ADVISERS, INC.

Code of Ethics and Insider Trading Policy

I.	Background.

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) by the Board of Directors of M Fund, Inc. (the “Corporation”) and pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) by the Board of Directors of M Financial Investment Advisers, Inc. (the “Adviser”).

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 and Rule 204A-1 (the “Rules”) require each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules. The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. Under Rule 17j-1, the Adviser and the Corporation each provide to the Board annually a written report that (1) describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed and (2) certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

A.	A standard (or standards) of business conduct that the adviser requires of its supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of its supervised persons;

B.	Provisions requiring the adviser’s supervised persons to comply with applicable federal securities laws;

C.	Provisions that require the adviser’s access persons to report, and the adviser to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

D.	Provisions requiring the adviser’s supervised persons to report any violations of the adviser’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the adviser designates in its code of ethics; and

E.	Provisions requiring the adviser to provide each of its supervised persons with a copy of the adviser’s code of ethics and any amendments and requiring its supervised persons to provide the adviser with a written acknowledgement of their receipt of the code and any amendments.

II.	Statement of General Fiduciary Principles.

A.       Fiduciary Standards. The Code is based on the fundamental principle that the Corporation and the Adviser must put clients’ interests first. As an investment adviser, the Adviser has fiduciary responsibilities to clients, including the Corporation and each portfolio of the Corporation (each, a “Fund”; together, the “Funds”) for which it serves as investment adviser. Among the Adviser’s fiduciary responsibilities is the responsibility to ensure that its employees and those of any Sub-Advisers it retains to manage one or more Funds conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All Adviser and Sub-Adviser employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein and, in the case of each Sub-Adviser, its code of ethics. It bears emphasis that technical compliance with such provisions will not insulate from scrutiny, transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Funds. Accordingly, all Adviser and Sub-Adviser employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Funds. In sum, all Adviser and Sub-Adviser employees shall place the interest of the Funds before personal interests.

B.       Compliance with Applicable Federal Securities Laws. In particular, Rule 204A-1 requires that all Adviser and Sub-Adviser employees must comply with all applicable federal securities laws (“Federal Securities Laws”).

Under Rule 17j-1, no Access Person (as defined in Section III.B. below) shall:

1.	Employ any device, scheme or artifice to defraud the Corporation or any Fund;

2.	Make to the Corporation any untrue statement of a material fact or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	Engage in any act, practice or course of business that would operate as a fraud or deceit upon any Fund; or

4.	Engage in any manipulative act or practice with respect to the Corporation or any Fund, including, but not limited to, intentionally inducing or causing the Corporation to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Funds; doing so is a violation of this Code. Examples of this violation include:

a.	Causing any Fund to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Security; and

b.	Causing any Fund to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option.

5.	Use actual knowledge of transactions for any Fund to profit by the market effect of such transactions.

III.	Definitions.

The following definitions apply for purposes of the Code:

A.	“1940 Act” means the Investment Company Act of 1940, as amended.

B.	“Access Person” means each trustee, manager, Advisory Person, or officer of the Corporation or the Adviser or any Sub-Adviser. The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Sub-Adviser, or affiliate thereof in compliance with Rule 17j-1 under the 1940 Act, which has been submitted to, and approved by, the Board of the Corporation as contemplated in Section VI.

C.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.	“Advisory Person” of the Corporation or of the Adviser or a Sub-Adviser means:

1.	Any Director, manager, officer or employee of the Corporation, the Adviser or Sub-Adviser (or of any company in a control relationship to the Corporation, the Adviser, or a Sub-Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by, or on behalf of, the Corporation, or whose functions relate to the making of any recommendations with respect to the purchases or sales;

2.	Any natural person in a control relationship to the Corporation, the Adviser, or a Sub-Adviser who obtains information concerning the recommendations made to the Corporation with regard to the purchase or sale of Covered Securities by the Corporation; and

3.	Any supervised persons of the Adviser or any Sub-Adviser, who,

a.	Are involved in making securities recommendations for a Fund, or who have access to such recommendations that are nonpublic; or

b.	Have access to nonpublic information regarding any Funds’ purchase or sale of securities, or regarding the holdings of any Funds or any other registered investment company whose investment adviser controls, is controlled by, or is under common control with the Adviser or any Sub-Adviser.

The defined term “Advisory Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Sub-Adviser, or affiliate thereof in compliance with Rule 17j-1 under the

1940 Act, which has been submitted to, and approved by, the Board of the Corporation as contemplated in Section VI.

E.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

F.	“Beneficial Ownership” is interpreted as it is under Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rule 16a-1(a)(2) thereunder. A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

G.	“Board” means the Board of Directors of the Corporation.

H.	“Chief Compliance Officer (“CCO”)” shall mean the person charged with the responsibility to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code. The term relates to the Chief Compliance Officer of the Corporation, the Adviser or each Sub-Adviser, as appropriate.

I.	“Code” means this Code of Ethics.

J.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

K.	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it shall not include the following:

1.	Direct obligations of the Government of the United States;

2.	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares of registered open-end investment companies other than Reportable Funds;

4.	Shares issued by money market funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

L.	“Covered Security held or to be acquired” by the Corporation means (1) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Fund, or (b) is being or has been considered for purchase by any Fund; and (2) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (1) of this definition.

M.	A Covered Security is “being purchased or sold” by any Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Fund until the time when such program has been fully completed or terminated.

N.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for the C Corporation is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

O.	“Disinterested Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

P.	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Q.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

R.	“Investment Personnel” (singularly an “Investment Person”) means:

1.	All Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to the Corporation (or any Fund);

2.	All Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by the Corporation (or any Fund);

3.	Any natural person who controls the Corporation, the Adviser, or a Sub-Adviser who obtains information concerning recommendations made to or by the Corporation with respect to the purchase or sale of a security or other investment by any Fund.

The defined term “Investment Personnel” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, Sub-Adviser, or affiliate thereof in compliance with Rule 17j-1 under the 1940 Act, which has been submitted to, and approved by, the Board of the Corporation as contemplated in Section VI.

The Adviser’s CCO will retain a current a list of Investment Personnel.

S.	“Purchase or sale of a Covered Security” includes, among other things, the purchase or sale of a put or call option on a Covered Security.

T.	“Reportable Fund” means:

1.	Any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or

2.	Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser.

U.	“Sub-Adviser” means any entity that, pursuant to a contract with the Adviser, regularly furnishes advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Corporation.

V.	A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

IV.	Limitations on Personal Securities Transactions.

A.	Trading Restrictions for Access Persons. Each Access Person (other than the Corporation’s Disinterested Directors) shall be subject to the trading restrictions identified below.

1.	Accounts Include Family Members and Other Accounts. Accounts of Access Persons include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion.

2.	Restrictions on Purchases and Sales. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she actually knows or should have known at the time of such purchase or sale:

a.	Is being considered for purchase or sale by any Fund; or

b.	Is then being purchased or sold by any Fund.

3.	Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in Covered Securities by Access Persons set forth in this Code shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by a Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security is treated as if it is the underlying security for the purpose of the preclearance procedures described herein.

4.	Non-Public, Material Information. No Access Person may disclose or use material, non-public information about any issuer of Securities, whether or not such Securities are held in client accounts or suitable for inclusion in such accounts, for personal gain or on behalf of a client. Any Access Person who believes he or she is in possession of such information must contact the Firm’s CCO immediately to discuss the information and the circumstances surrounding its receipt. (Refer to the Insider Information and Trading Policy – Section XIV of this Code of Ethics).

B.	Additional Trading Restrictions for Advisory Persons and Investment Personnel. In addition to the restrictions described in Section IV.A. above, each Advisory Person and Investment Person shall be subject to the trading restrictions identified below.

1.	Private Placements. Advisory Person and Investment Person purchases and sales of “private placement” securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the CCO. No Advisory Person or Investment Person may engage in any such transaction unless the CCO and the Advisory Person or Investment Person’s supervisor have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Funds.

If, after receiving the required approval, an Advisory Person or Investment Person has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the Advisory Person or Investment Person must disclose his or her interest in the private placement investment to the CCO and to his or her supervisor. The decision to have a Fund purchase securities of that issuer must be independently reviewed and authorized by the most senior person in the department.

2.	Initial Public Offerings. Access Persons are not allowed to participate in any initial public offering, private placement, or so-called “hot” offerings (i.e.,

offerings that are oversubscribed or for which the demand is such that there is the possibility of oversubscription).

C.	Trading Restrictions for Disinterested Directors. In lieu of the trading restrictions stated above in Section IV. A., Disinterested Directors shall be subject to the following restrictions.

1.	Restrictions on Purchases. No Disinterested Director may purchase any security which, to the director’s knowledge at the time, is being purchased or is being considered for purchase by any Fund.

2.	Restrictions on Sales. No Disinterested Director may sell any security which, to the director’s knowledge at the time, is being sold or is being considered for sale by any Fund.

3.	Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by Disinterested Directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund.

D.	Transactions/Securities Exempted From Reporting Obligations. The following types of securities transactions are not subject to the reporting obligations set forth in this Code: purchases or sales in an account over which the Access Person or Investment Person has no direct or indirect influence or control, including blind trusts but not accounts that are merely managed on a fully discretionary basis by an investment adviser or a trustee unless the following processes have been implemented:

1.	The individual and the investment adviser or trustee have completed and semi-annually complete a “no influence or control certification” which (i) contains information about the adviser’s or trustee’s relationship with the individual, (ii) includes a certification by the individual and the adviser or trustee regarding the individual’s influence or control over the trust or account, and (iii) and a clear definition of “no direct or indirect influence or control” that the Adviser consistently applies to all Access Persons and Investment Persons;

2.	On a sample basis, the Adviser requests reports on holdings and/or transactions made in the discretionary account or trust to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exception in Rule 204A-1(b)(3)(i) under the Advisers Act.

3.	The individual has been notified that the above processes have been implemented and that he/she can avoid reporting securities in the account or trust by the CCO.

V.	Reporting Obligations.

The Corporation, the Adviser, and the Sub-Advisers shall each appoint a CCO who shall furnish each Access Person with a copy of its code of ethics upon becoming an Access Person and annually thereafter so that each such Access Person may certify, through a written acknowledgment, that he or she has read and understands said code of ethics and recognizes that he or she is subject to the principles and provisions contained therein. In addition, the CCO shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described below.

A.	Adviser and Sub-Advisers. The Adviser and the Sub-Advisers shall each provide the following to the Board:

1.	Periodic reports on issues raised under the Code or any related procedures; and

2.	On an annual basis, (a) a written report that describes issues that arose during the previous year under the Code, or any other related procedures, including but not limited to, information about material violations of the Code or procedures and any sanctions imposed in response to the material violations or its procedures, and (b), a written certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.	Access Persons. Each Access Person shall file the reports identified below with the CCO; provided however, that an Access Person who provides substantially identical reports to a Sub-Adviser is deemed to have complied with this reporting requirement. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. The requirements do not apply to securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

1.	Acknowledgment and Certification (Exhibit A). Within 10 days of becoming an Access Person, each Access Person shall file an Acknowledgement and Certification stating that he or she has read and understands the provisions of the Code

2.	Initial Holdings Report (Exhibit B). Upon becoming an Access Person all new Access Persons must disclose their personal securities holdings in Covered Securities, other than securities held in accounts that are described in Section IV.D above, to the CCO within 10 days of becoming an Access Person. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. (Similarly, securities holdings of all new related accounts must be reported to the CCO within 10 days of the date that such account becomes related to the Access Person.) The listing must contain the following information:

a.	the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

b.	the number of shares held;

c.	the principal amount of the Covered Security;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the named Covered Securities were held; and

e.	the date that the report is submitted to the Access Person.

3.	Quarterly Transaction Reports (Exhibit C). No later than thirty (30) days after the end of a calendar quarter, each Access Person shall file a report stating the dates of transactions in any Covered Securities, other than securities that are purchased or sold in connection with an Automatic Investment Plan or securities transactions in accounts that are described in Section IV.D above, along with the following information:

a.	the date of the transaction;

b.	the title of the Covered Security;

c.	the nature of the transaction;

d.	the price of the Covered Security at which the transaction was effected;

e.	the name of any broker, dealer or bank with or through which the transaction was effected;

f.	the date that the report is submitted by the Access Person; and

g.	as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis will be deemed to comply with this requirement (i.e. a separate quarterly transaction report will not be necessary). An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

4.	Annual Holdings Report (Exhibit D). All Access Persons must submit an annual holdings report reflecting holdings in Covered Securities, other than securities held in accounts that are described in Section IV.D above, as of a date no more than forty-five (45) days before the report is submitted.

The listing must contain the following information:

a.	the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

b.	the number of shares held;

c.	the principal amount of the Covered Security;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the Covered Securities are held; and

e.	the date that the report is submitted to the Access Person.

Alternatively, an Access Person who provides broker trade confirmations or account statements which contain the aforementioned information to the CCO on an ongoing basis may satisfy the annual holdings report requirement by annually confirming in writing the accuracy of the Corporation or the Adviser’s, as applicable, record of information.

5.	Annual Certification of Compliance. All Access Persons (including Disinterested Directors) must certify annually to the CCO (1) they have read and understand and agree to abide by this Code; (2) they have complied with all requirements of the Code except as otherwise notified by the Compliance Director that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code.

6.	Review of Transactions and Holdings Reports. All transactions reports and holdings reports are reviewed by the CCO.

C.	Investment Personnel. In addition to the reporting requirements set forth above, Investment Personnel must also submit duplicate confirmations and account statements to the CCO, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person’s confirmations and account statements to the CCO or (b) personally providing duplicate copies of all such confirmations and account statements directly to the CCO within two (2) business days of receipt.

D.	Disinterested Directors. Except for the requirements in Sections V. B. 3 and V. B. 5, as modified in this Section, the aforementioned reporting requirements do not apply to Disinterested Directors. A Disinterested Director need only provide a quarterly transaction report to the CCO or his/her delegate if the Disinterested Director, at the time of a transaction, knew or, in the ordinary course of fulfilling the official duties of a Disinterested Director of the Corporation, should have known that, during the 15-day period immediately before or after the date of the transaction by the director, the security was purchased or sold by any Fund or was being considered for purchase or sale by any Fund for which he or she is a director. For any such transactions, a Disinterested Director must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, name of broker/dealer through which the transaction was effected, and date that the report is being submitted by the Disinterested Director.

E.	Sub-Advisers. Each Sub-Adviser shall:

1.	Submit to the Adviser and the Corporation a copy of its code of ethics adopted pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act;

2.	Promptly report to the Adviser and the Corporation, in writing, any material amendments to such code;

3.	Promptly furnish to the Adviser and the Corporation, upon request, copies of any reports made pursuant to such code by any person who is an Access Person to the Sub-Adviser; and

4.	Immediately furnish to the Adviser and the Corporation, without request, all material information regarding any violation of such code related to a Reportable Fund by any person who is an Access Person to the Sub-Adviser.

All reports of securities transactions and any other information filed with the Corporation pursuant to this Code or the applicable code of ethics of a Sub-Adviser shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any of the Funds) any information regarding securities transactions made or being considered by or on behalf of any Fund of the Corporation.

Any reports filed pursuant to this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

F.	Code Provisions Applicable Only to Fund Treasurer.

1.	Code of Ethics. The provisions of Foreside Financial Group, LLC (including Foreside Management Services, LLC (d/b/a ACA Group), Foreside Compliance Services, LLC (d/b/a ACA Group) and Foreside Fund Services, LLC (d/b/a ACA Group) ) (collectively, “Foreside”) Codes of Ethics are hereby adopted as the Code of Ethics of the Fund applicable to the Fund Treasurer that is also an employee of Foreside. A violation of the Foreside Code of Ethics by the Treasurer shall also constitute a violation of this Code of Ethics. Any amendment or revision of the Foreside Code of Ethics shall be deemed to be an amendment or revision of Section V of this Code of Ethics, and any such amendment or revision shall be promptly furnished to the Board of Directors of the Fund.

2.	Reports. The Treasurer shall file the reports required by the Foreside Code of Ethics. Such filings shall be deemed to be filings with the Fund under this Code of Ethics and shall at all times be available to the Fund.

3.	Annual Issues and Certification Report. At periodic intervals established by the Board of Directors of the Fund, but no less frequently than annually, the Compliance Officer of Foreside shall provide a written report to the Board of Directors of the Fund of all issues involving the Treasurer under the Foreside Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations. Additionally, Foreside will provide the Board of Directors of the Fund a written certification which certifies to the Board of

Directors of the Fund that Foreside has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

4.	In addition, the Fund CCO will provide the Board of Directors of the Fund a certification that the Foreside Code of Ethics and reporting process meets all regulatory requirements and is sufficient to ensure compliance with this Code.

VI.	Gifts and Entertainment

Access Persons shall not accept or receive gifts in excess of $100 in value from any person or entity that does business with or on behalf of the Corporation, the Adviser, or a client of the Corporation. Access Persons may accept an invitation to a business entertainment event, such as lunch, dinner, or a sporting event of reasonable value if the person or entity providing the entertainment is present. Access Persons shall not accept gifts of cash or cash equivalents from any person or entity that does business with or on behalf of the Corporation, the Adviser or a client of the Corporation. Any issues arising as a result of this policy shall be reported to the CCO.

VII.	Service as a Director or Officer of Another Company

To avoid conflicts of interest, access to inside information, and other compliance and business issues, Access Persons (other than Disinterested Directors) shall not serve as an officer or director of any other entity, unless they notify the CCO for review and approval. This prohibition does not apply to service as an officer or director of any parent or sister company of the Adviser, any non-publicly traded company or non-profit company.

VIII.	Outside Business Activities

Access Persons (other than Disinterested Directors) are expected to advise and obtain the approval of the CCO before engaging in outside activities, such as outside employment or financial involvement with other companies and external organizations. Waivers may be granted in limited circumstances by the CCO or by the Board in the case of an executive. Access Persons must not engage in any such activity which would interfere with their ability to perform their job or office in an effective and objective manner.

To engage in an outside business activity, Access Persons must complete an Outside Business Activity Form (Exhibit E) and submit the form for prior approval to the CCO. The following information from an Access Person will be required:

1.	The name and address of the outside organization;

2.	A description of the business;

3.	The reasons why approval should be granted;

4.	Compensation (if any) to be received;

5.	A description of the activities that will be performed; and

6.	The amount of time per month likely to be spent at the outside organization.

IX.	Approval and Adoption of Code of Ethics.

The Board, including a majority of Disinterested Directors, has approved this Code. Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1.

Prior to initially approving any proposed Sub-Adviser for a Fund, the Board, including a majority of the Disinterested Directors, must approve the Sub-Adviser’s code of ethics. The Board must base its approval on a determination that the relevant code contains provisions reasonably necessary to prevent Access Persons from violating the code. In addition, the Board must approve any material changes to the Sub-Adviser’s code of ethics within six (6) months of the change. Prior to approving a Sub-Adviser’s code or any material change thereto, the Board must receive a certification from the Sub-Adviser that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1.

X.	Review of Annual Reports.

At least annually, the Corporation and the Adviser must furnish to the Corporation’s Board, and the Board must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (2) certifies that the Corporation or the Investment Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

XI.	Review and Enforcement.

Potential violations of the Code must be brought to the attention of the CCO. Potential violations will be investigated and, if appropriate, sanctions will be imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the Board of Directors, which will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the CCO that such Access Person would suffer extreme financial hardship should an exception not be granted. Where the subject of the exception request involves a transaction in a security, a change in the Access Person’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

With regard to the Corporation, a violation of a Sub-Adviser’s code of ethics by Access Persons subject to such code shall constitute a violation of this Code.

XII.	Records.

The Corporation, the Adviser, and each Sub-Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained by any means permissible under the conditions described in Rule 31a-2 under the 1940 Act, Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Commission.

A.	A copy of the applicable code of ethics and any amendments thereto shall be preserved in an easily accessible place (including for five (5) years after the code or the amendment, as applicable, is no longer in effect).

B.	A record of any violation of the code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

C.	A record of all written acknowledgments from all Access Persons, as required by Section V of this Code, shall be preserved for not less than five (5) years.

D.	A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

E.	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the code and all persons who are, or within the past five (5) years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

F.	A copy of each report of the Corporation, the Adviser or Sub-Adviser detailing any material violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

G.	A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by investment personnel shall be maintained for at least five (5) years after the end of the fiscal year in which the approval is granted.

XIII.	Approval, Amendment and Interpretation of Provisions.

A.	This Code may be amended as necessary or appropriate with the approval of the Board.

B.	This Code is subject to interpretation by the Board in its discretion.

XIV.	Insider Information and Trading Policy

Under applicable federal securities laws, all persons are prohibited from trading or recommending trading in securities on the basis of material, non-public or “inside” information. In addition, Section 206 of the Advisers Act and other laws generally make it unlawful for any employee to use for his or her personal benefit information about prospective transactions being considered for client accounts.

Material, non-public information may include any information concerning an issuer of a security or a security that has not been publicly disseminated and which a reasonable investor might consider important in deciding whether to purchase, sell or hold a security.

Examples of the types of information concerning an issuer that is likely to be deemed “material” include, but are not limited to, the following:

●	Dividend increases or decreases;

●	Earnings (or loss) estimates or material changes to previously released earnings (or loss) estimates;

●	Significant expansion or curtailment of operations;

●	Significant increase or decline in revenues;

●	Significant merger or acquisition proposals or agreements, including tender offers;

●	Significant new products or discoveries;

●	Extraordinary borrowing;

●	Major litigation;

●	Liquidity problems;

●	Bankruptcy;

●	Extraordinary management developments;

●	Purchase or sale of substantial assets; and

●	Intended purchases of the Funds by investment pools.

Information is non-public when it has been identified as such when communicated or when it is received from a known or suspected inside source. Information becomes public after it has been made generally available and investors have had a chance to absorb it (which may potentially take several days).

Supervised Persons will not trade or recommend trading on the basis of material non-public information or use such information for personal gain or benefit. Supervised Persons in possession of “material non-public information” must maintain the confidentiality of such information and abstain from trading until it has been deemed publicly disclosed. No Supervised Persons who may be in possession of “inside” information with respect to a security shall:

●	Purchase or sell, or recommend the purchase or sale of, such security or any related security (e.g., options) for any account it advises or, if applicable, any other client;

●	Purchase or sell, or recommend the purchase or sale of, such security or any related security for any account in which he/she has a beneficial interest;

●	Share the information with others (i.e., tipping); or

●	Selectively disclose information about client holdings.

If Supervised Persons come into possession of material inside information concerning publicly held securities, this fact must be made known promptly to the CCO. Appropriate steps will then be taken to prevent any investment decisions being made on the basis of such information.

Amended: September 2018, March 2020, July 16, 2025

EXHIBIT A

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of M Fund, Inc. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date: _____________

EXHIBIT B

INITIAL HOLDINGS REPORT

Name ________________________	Date _______________________

Name of Issuer	Title of Security	Security Symbol/CUSIP	Number of Shares	Principal Amount

Names of brokers, dealers or banks at which I maintain an account holding Covered Securities for my direct or indirect benefit:

Name and Address of Broker, Dealer or Bank	Account Number	Account Name(s)

I certify that the foregoing is a complete and accurate list of (1) all securities in which I have any Beneficial Ownership, and (2) all brokers, dealers or banks at which I maintain an account holding Covered Securities for my direct or indirect benefit

Signature

EXHIBIT C

QUARTERLY TRANSACTION REPORT

Name ________________________	Date _______________________

Date	Name of Issuer and Title	Security Symbol or CUSIP	Number of Shares	Interest Rate	Maturity Date (if applicable)	Number of Shares	Principal Amount	Type of Transaction (Purchase or Sale)	Name of Broker/Dealer or Bank

I certify that the foregoing is a complete and accurate list of all transactions for the covered period in Covered Securities in which I have any Beneficial Ownership.

Signature

EXHIBIT D

ANNUAL HOLDINGS REPORT

Name ________________________	Date _______________________

Name of Issuer	Title of Security	Security Symbol/CUSIP	Number of Shares	Principal Amount	Name of Broker/Dealer or Bank

I certify that the foregoing is a complete and accurate list of all Covered Securities in which I have any Beneficial Ownership.

Signature

EXHIBIT E - Outside Business Activity Form

Name of Access Person:

(Type or Print)

It is important that you notify the CCO if you are, or plan to be, involved in any outside business activity or employment. This notification must be made prior to engaging in the activity. The Corporation and the Adviser consider this signed document form as receipt during the period you are an employee.

To engage in an outside business activity, as an Access Person, you must complete this Form and submit it for prior approval to the CCO. A copy of this Form should be retained for your records and changes should be promptly reported to the CCO.

Please provide the following information and complete, sign and date this Form and return it to the CCO.

1.	The name and address of the outside organization

2.	A description of the business

3.	The reasons why approval should be granted

4.	Compensation (if any) to be received

5.	A description of the activities that will be performed; and

6.	The amount of time per month likely to be spent at the outside organization.

I authorize the Corporation and the Adviser to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. Furthermore, I authorize these entities or individuals to release any information that it requests about my employment, affiliation and/or activities with this organization.

The foregoing is true and correct:

Access Person Name-Printed	Access Person Signature	Date

Received and Reviewed:

Notes/comments/verifications: